Exhibit 99.1

Ford Credit Earns Full Year 2013 Pre-Tax Profit of $1.8 Billion; Net Income of $1.5 Billion*

DEARBORN, Mich., Jan. 28, 2014 – Ford Motor Credit Company reported a pre-tax profit of $1.8 billion in 2013, compared with $1.7 billion a year earlier. The improvement was more than explained by higher volume, primarily in North America, driven by an increase in leasing reflecting changes in Ford’s marketing programs, as well as higher non-consumer finance receivables due to higher dealer stocks. Partial offsets were higher credit losses due to lower credit loss reserve reductions in all geographic segments and unfavorable residual performance related to lower than expected auction values in North America. Ford Credit’s net income was $1.5 billion in 2013, compared with $1.2 billion in the previous year.

In the fourth quarter of 2013, Ford Credit’s pre-tax profit was $368 million, a decrease of $46 million from a year earlier. The decrease primarily reflects unfavorable residual performance related to lower auction values and lower financing margin, both in North America, as well as credit loss reserve changes; higher volume was a partial offset. Ford Credit reported fourth quarter net income of $568 million, an increase of $300 million from a year earlier. The increase is primarily explained by a reduction in its tax liability resulting from favorable one-time tax items recorded in the quarter.

“We’re pleased with our team’s 2013 performance,” Ford Credit Chairman and CEO Bernard Silverstone said. “The team delivered solid results in all the key measures of our business. We remain focused on continuous improvement and providing ongoing support to Ford, our dealers and our customers in 2014.”

On Dec. 31, 2013, Ford Credit’s total net receivables were $100 billion, compared with $89 billion at year-end 2012.** Managed receivables were $103 billion on Dec. 31, 2013, up from $92 billion on Dec. 31, 2012.***

On Dec. 31, 2013, managed leverage was 8.5:1, compared with 8.3:1 on Dec. 31, 2012. Ford Credit distributed $445 million to its parent in 2013.

For 2014, Ford Credit expects full year pre-tax profit to be about equal to 2013. Ford Credit also expects managed receivables at year-end of about $110 billion, managed leverage to continue in the range of 8:1 to 9:1, and distributions to its parent of about $250 million.
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About Ford Motor Credit Company
Ford Motor Credit Company LLC has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959. Ford Credit is a wholly owned subsidiary of Ford. For more information, visit www.fordcredit.com or www.lincolnafs.com.

Contacts:	Margaret Mellott	Steve Dahle
	Ford Credit	Fixed Income
	Communications	Investment Community
	313.322.5393	313.621.0881
	mmellott@ford.com	fixedinc@ford.com
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* The financial results discussed herein are presented on a preliminary basis; final data will be included in our Annual Report on Form 10-K for the year ended December 31, 2013.
** For additional information, refer to subnote (c) in the Reconciliation of Non-GAAP measures to GAAP section of the Appendix.
*** For additional information, refer to subnote (d) in the Reconciliation of Non-GAAP measures to GAAP section of the Appendix.

Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford’s market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford’s new or existing products;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford’s ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law “ownership change;”

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.  For additional discussion, see “Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED INCOME STATEMENT
For the Periods Ended December 31, 2012 and 2013
(in millions)

	Fourth Quarter		Full Year
	2012	2013	2012	2013
	(unaudited)		(unaudited)
Financing revenue
Operating leases	$728	$949	$2,689	$3,409
Retail Financing	729	706	2,980	2,785
Dealer Financing	352	396	1,423	1,519
Other	23	19	97	92
Total financing revenue	1,832	2,070	7,189	7,805
Depreciation on vehicles subject to operating leases	(484)	(734)	(1,775)	(2,397)
Interest expense	(709)	(674)	(3,027)	(2,730)
Net financing margin	639	662	2,387	2,678
Other revenue
Insurance premiums earned	30	32	105	119
Other income, net	79	54	286	258
Total financing margin and other revenue	748	748	2,778	3,055
Expenses
Operating expenses	273	311	1,004	1,090
Provision for credit losses	40	65	7	146
Insurance expenses	21	4	70	63
Total expenses	334	380	1,081	1,299
Income before income taxes	414	368	1,697	1,756
Provision for income taxes	146	(200)	483	277
Net income	$268	$568	$1,214	$1,479
__________
Certain prior period amounts in our Consolidated Income Statement were reclassified to conform to current year presentation.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Periods Ended December 31, 2012 and 2013
(in millions)

	Fourth Quarter		Full Year
	2012	2013	2012	2013
	(unaudited)		(unaudited)
Net income	$268	$568	$1,214	$1,479
Other comprehensive income/(loss), net of tax
Foreign currency translation	2	(24)	143	(86)
Total other comprehensive income/(loss), net of tax	2	(24)	143	(86)
Comprehensive income	$270	$544	$1,357	$1,393

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED BALANCE SHEET
(in millions)

	December 31, 2012	December 31, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$9,189	$9,424
Marketable securities	2,106	1,943
Finance receivables, net	75,063	81,636
Net investment in operating leases	13,553	18,277
Notes and accounts receivable from affiliated companies	1,173	1,077
Derivative financial instruments	1,256	585
Other assets	2,256	2,666
Total assets	$104,596	$115,608

LIABILITIES
Accounts payable
Customer deposits, dealer reserves, and other	$1,072	$1,445
Affiliated companies	234	211
Total accounts payable	1,306	1,656
Debt	89,258	98,693
Deferred income taxes	1,669	1,627
Derivative financial instruments	400	506
Other liabilities and deferred income	2,310	2,522
Total liabilities	94,943	105,004

SHAREHOLDER’S INTEREST
Shareholder’s interest	5,274	5,217
Accumulated other comprehensive income	743	717
Retained earnings	3,636	4,670
Total shareholder’s interest	9,653	10,604
Total liabilities and shareholder’s interest	$104,596	$115,608
__________
Certain prior period amounts in our Consolidated Balance Sheet were reclassified to conform to current year presentation.

The following table includes assets to be used to settle the liabilities of the consolidated variable interest entities (“VIEs”). These assets and liabilities are included in the consolidated balance sheet above.

	December 31, 2012	December 31, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$2,877	$4,198
Finance receivables, net	47,190	45,796
Net investment in operating leases	6,308	8,116
Derivative financial instruments	4	5

LIABILITIES
Debt	$40,245	$40,728
Derivative financial instruments	134	88

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit’s financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles (“GAAP”), as well as financial measures that include adjustments from GAAP.

 RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Net Finance Receivables and Operating Leases	December 31, 2012	December 31, 2013
Receivables (a)	(in billions)
Net Receivables
Finance Receivables – North America Segment
Consumer
Retail financing	$39.5	$40.9
Non-Consumer
Dealer financing (b)	19.5	22.1
Other	1.1	1.0
Total finance receivables -- North America Segment	60.1	64.0
Finance Receivables – International Segment
Consumer
Retail financing	9.0	10.8
Non-Consumer
Dealer financing (b)	7.5	8.3
Other	0.4	0.4
Total finance receivables -- International Segment	16.9	19.5
Unearned interest supplements	(1.5)	(1.5)
Allowance for credit losses	(0.4)	(0.4)
Finance receivables, net	75.1	81.6
Net investment in operating leases (c)	13.6	18.3
Total net receivables	$88.7	$99.9

Managed receivables
Total net receivables	$88.7	$99.9
Unearned interest supplements and residual support	2.6	3.1
Allowance for credit losses	0.4	0.4
Other, primarily accumulated supplemental depreciation	—	—
Total managed receivables (d)	$91.7	$103.4

Managed Leverage Calculation	December 31, 2012	December 31, 2013
	(in billions)
Total debt (e)	$89.3	$98.7
Adjustments for cash, cash equivalents, and marketable securities (f)	(10.9)	(10.8)
Adjustments for derivative accounting (g)	(0.8)	(0.2)
Total adjusted debt	$77.6	$87.7

Equity (h)	$9.7	$10.6
Adjustments for derivative accounting (g)	(0.3)	(0.3)
Total adjusted equity	$9.4	$10.3

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	8.3	8.5
Memo: Financial statement leverage (to 1) = Total debt / Equity	9.2	9.3

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(a)
Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.

(b)	Dealer financing primarily includes wholesale loans to dealers to finance the purchase of vehicle inventory.

(c)
Beginning in the fourth quarter, Ford Credit changed its accounting method to include unearned interest supplements and residual support in Net investment in operating leases. These amounts are amortized to Depreciation on vehicles subject to operating leases. The prior period was revised to conform to current year presentation. There is no change to profit before income tax or net income.

(d)	The prior period was revised to conform to current year presentation.

(e)
Includes debt reported on Ford Credit’s balance sheet that is issued in securitization transactions and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions.

(f)	Excludes marketable securities related to insurance activities.

(g)
Primarily related to market valuation adjustments to derivatives due to movements in interest rates. Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.

(h)	Shareholder’s interest reported on Ford Credit’s balance sheet.